Exhibit 10.c

Terms of Ronald A. Lowy Individual Award Letter
Under the KRONE Acquisition Key Employee Retention Plan

Pursuant to the Plan, Mr. Lowy is entitled to a severance payment in the event that his employment with the company is terminated (i) by the company for any reason other than “cause” (as defined in the Plan), (ii) by Mr. Lowy for “good reason” (as defined in the Plan) or (iii) as a result of Mr. Lowy’s death or “disability” (as defined in the Plan).  The severance will consist of a lump sum cash payment equal to his annual salary at the time of termination multiplied by two (2).  Mr. Lowy is also entitled to receive continuation of certain health and welfare benefits for twenty-four (24) months or until he obtains benefits from a subsequent employer, if earlier.  Any severance payment made under the Plan shall be in lieu of any severance payment that would have otherwise been payable to Mr. Lowy by the company pursuant to any other plan, or individual agreement or arrangement.  As a condition to receipt of any severance benefits (including the enhanced benefits described below), Mr. Lowy must have executed the Severance Agreement and a General Release in the specified form.

In lieu of the severance payment set forth above, Mr. Lowy is entitled to an enhanced severance payment if he terminates his employment for “good reason” or his employment is terminated by the company without “cause,” in each case on or prior to November 13, 2004.  This enhanced severance benefit is the same as the severance benefit set forth above, except that the lump sum cash payment will be two (2) times the sum of Mr. Lowy’s annual salary plus his target bonus for that year.  In addition, the company will pay Mr. Lowy a gross–up for any excise tax imposed on excess parachute payments under Section 4999 of the Internal Revenue Code.